UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

CNL HEALTHCARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54685	27-2876363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Please see the disclosure under Item 2.03 herein, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

On August 19, 2013, CNL Healthcare Properties, Inc. (“us,” “we,” “our,” or the “Company”) and our operating company, CHP Partners, LP (together with the Company, the “Borrowers”), together as co-borrowers, entered into a Credit Agreement with Keybank National Association, as an administrative agent, lead arranger, and a lender (“Keybank”), and other participating lenders who have or may become a party to such Credit Agreement (collectively with Keybank, the “Lenders”), for a revolving line of credit facility (the “Credit Facility”). The initial Lenders for the Credit Facility are: Keybank; Bank of America, N.A; Cadence Bank, N.A.; Fifth Third Bank; and PNC Bank, National Association, each of whom is an unaffiliated third-party to the Borrowers.

Subject to various conditions, the proceeds of the Credit Facility will be made available to the Borrowers for general use for corporate purposes, including without limitation to fund portions of the purchase prices for, and the operation of, certain senior living, medical office and other healthcare related properties previously or to-be purchased by subsidiaries of the Company (“CHP Owners”). Draws on the Credit Facility will be secured by first-priority mortgages or deeds of trust, as applicable, on the corresponding real property, perfected security interests in personal property relating to the real property, and assignments of leases and rents generated on the real property, among other things. The Credit Facility is guaranteed by CHP Owners and their immediate parents pursuant to full recourse guarantees.

The Credit Facility provides for a revolving line of credit in an initial aggregate principal amount of $120,000,000, which includes a $10,000,000 sub-facility for stand-by letters of credit and a $10,000,000 sub-facility for swing-line advances for intermittent borrowings, with the availability of Borrowers to increase the amount of such revolving line of credit facility to a maximum outstanding aggregate principal amount of $325,000,000. The Credit Facility has an initial term of 3 years, with one 12-month extension option available to Borrowers upon payment of an extension fee equal to 0.25% of the then-outstanding principal amount of the Credit Facility. Borrowers will make monthly payments of interest only until maturity of the Credit Facility, with the outstanding principal amount bearing interest at a rate equal to either, at Borrowers’ option: (i) LIBOR plus the applicable LIBOR margin (between 2.25% and 3.25%); and (ii) a base rate (the greater of: the prime rate; the federal funds rate plus .50%; or 1.00%) plus the applicable base rate margin (between 1.25% and 2.25%). The amount of the margins cited in (i) and (ii) above will be determined based upon the Company’s leverage ratio at the time the determination is made. The Credit Facility is initially collateralized by first-priority mortgages on two (2) senior living facilities – Primrose Retirement Community of Lima located in Lima, Ohio and Primrose Retirement Community of Council Bluffs located in Council Bluffs, Iowa (the “Initial Properties”), which are owned by the applicable CHP Owners.

The Credit Facility contains affirmative, negative, and financial covenants which are customary for loans of this type, including without limitation: (i) limitations on incurrence of additional indebtedness; (ii) restrictions on payments of cash distributions; (iii) minimum occupancy levels for collateralized properties; (iv) minimum loan-to-value and debt service coverage ratios with respect to collateralized properties; (v) maximum leverage, cash distribution, secured recourse debt, and unimproved land/development property ratios; (vi) minimum fixed charge coverage ratio and minimum consolidated net worth, unencumbered liquidity, and equity raise requirements; (vii) limitations on certain types of investments and additional indebtedness; and (viii) minimum liquidity and consolidated tangible net worth requirements of the Borrowers as guarantors. The Credit Facility is also subject to the payment of an origination fee and certain administrative fees.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Credit Agreement dated August 19, 2013 between CHP Partners, LP, CNL Healthcare Properties, Inc., Keybank National Association, and The Other Lenders Party Hereto (Filed herewith)

10.2	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association, as Agent (Filed herewith)

10.3	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Bank of America, N.A. in the principal amount of $15,000,000 (Filed herewith)

10.4	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Cadence Bank, NA. in the principal amount of $25,000,000 (Filed herewith)

10.5	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Fifth Third Bank in the principal amount of $25,000,000 (Filed herewith)

10.6	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Keybank National Association in the principal amount of $30,000,000 (Filed herewith)

10.7	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to PNC Bank, National Association in the principal amount of $25,000,000 (Filed herewith)

10.8	Assignment of Leases and Rents – (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association, as Agent (Filed herewith)

10.9	Guaranty Agreement dated August 19, 2013 executed by CHT Lima OH Senior Living, LLC, CHT Council Bluffs IA Senior Living, LLC and CHT Senior Living Net Lease Holding, LLC in favor of Keybank National Association, as Agent (Filed herewith)

10.10	Schedule of Omitted Documents (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2013		CNL HEALTHCARE PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Joseph T. Johnson
Joseph T. Johnson, Chief Financial Officer, Senior Vice President and Treasurer

4